Exhibit 21

Subsidiaries of the Registrant

Subsidiary	State or Jurisdiction of Incorporation

First-Citizens Bank & Trust Company	North Carolina

FCB/NC Capital Trust III	Delaware

Neuse, Incorporated	North Carolina